Exhibit 107

Exhibit Fee Table

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

Veritiv Corporation

(Name of Registrant as Specified in its Charter)

	Proposed Maximum Aggregate Value of			Amount of
	Transaction		Fee rate	Filing Fee
Fees to Be Paid	$2,410,892,102.00	(1)(2)	0.00011020	$265,680.31	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$2,410,892,102.00
Total Fees Due for Filing				$265,680.31
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$265,680.31

(1)	Aggregate number of securities to which transaction applies: As of September 6, 2023, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 14,126,505, which consists of the following securities: (a) 13,551,081 shares of Common Stock entitled to receive the per share merger consideration of $170.00; (b) 149,272 shares of Common Stock underlying outstanding Company Phantom Awards, which are entitled to receive the per share merger consideration of $170.00; (c) 275,851 shares of Common Stock underlying outstanding Company RSU Awards, which are entitled to receive the per share merger consideration of $170.00; (d) 140,518 shares of Common Stock underlying outstanding Company PSU Awards, which are entitled to receive the per share merger consideration of $170.00; (e) 26,091 shares of Common Stock underlying outstanding Company DSU Awards, which are entitled to receive the per share merger consideration of $170.00; and (f) 6,613,892 outstanding Company PBU Awards, which will be converted into the right to receive $1.00 per performance-based unit .
(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of September 6, 2023, the underlying value of the transaction was calculated based on the sum of: (a) the product of 13,551,081 shares of Common Stock and the per share merger consideration of $170.00; (b) the product of 149,272 shares of Common Stock underlying outstanding Company Phantom Awards and the per share merger consideration of $170.00; (c) the product of 275,851 shares of Common Stock underlying outstanding Company RSU Awards and the per share merger consideration of $170.00; (d) the product of 140,518 shares of outstanding Common Stock underlying Company PSU Awards and the per share merger consideration of $170.00; (e) 26,091 shares of Common Stock underlying outstanding Company DSU Awards and the per share merger consideration of $170.00; and (f) 6,613,892 outstanding Company PBU Awards and $1.00 per performance-based unit. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00011020.